Exhibit 99.1

Monster Worldwide Reports Second Quarter 2012 Results

Careers – North America Bookings Increased 14% Year Over Year Due to

Strong Demand for Advanced Technology Product Suite, Particularly in Government And Staffing

Global Bookings of $242 Million Decreased 4% Year Over Year

GAAP EPS of $0.04, Non-GAAP EPS of $0.06

Total Liquidity of $318 Million After Returning $26 Million to Shareholders Through

Share Repurchases During Q2 and $101 Million Since Inception of Current Program

New York, August 2, 2012— Monster Worldwide, Inc. (NYSE:MWW) today reported financial results for the second quarter ended June 30, 2012.

Business Highlights

•

On a global basis, business derived from the Company’s advanced and proprietary product offerings, including Career Ad Network® and Power Resume Search®, increased in the double-digit range compared to the same period a year ago.

•	Careers – North America bookings increased 14% on a year over year basis due primarily to bookings growth in the Government Solutions and Staffing and Newspapers verticals.

•	Strength in the Government Solutions business was driven by the expansion of existing contracts as well as new awards from Federal, State and Local government agencies in North America.

•	Monster signed a multi-year agreement with Kforce Inc. to deploy Power Resume Search®, using Monster’s 6Sense Semantic Search technology, across Kforce’s entire organization.

Sal Iannuzzi, chairman, president and chief executive officer of Monster Worldwide, said, “During the quarter, we continued to execute our strategy and are gratified by the increasing customer acceptance of our advanced technologies. This resulted in double-digit year over year bookings growth in North

America and helped to buffer weakness in Europe and Asia. As a result of our restructuring announced earlier in the year, we were able to improve profitability sequentially while increase marketing efforts designed to accelerate adoption of our new products.”

“We continue to thoroughly explore strategic alternatives as previously announced in March and that process is progressing as planned,” concluded Iannuzzi.

Second Quarter 2012 Results

(For comparison purposes, non-GAAP bookings, revenue and operating expense in the second quarter 2011 exclude the $11 million impact of the arbitrage lead generation activity.)

Bookings of $242 million decreased 4% compared to second quarter 2011 bookings of $251 million. On a constant currency basis, bookings were unchanged compared to the year ago period. Careers – North America bookings increased by 14% year over year due to continued strength in the Company’s Government Solutions business, Staffing and Newspaper verticals. This growth was offset by weakness in Europe and Asia, both of which have been negatively impacted by global economic challenges and currency translation. Historical data on bookings for prior quarters is available in the Company’s supplemental financial information.

Revenue in the second quarter 2012 was $237 million. This compares to second quarter 2011 GAAP revenue of $270 million and non-GAAP revenue of $259 million. On a year over year basis, currency translation had a $9.2 million negative impact on revenue in the second quarter 2012.

Global Careers revenue of $217 million compares to second quarter 2011 Global Careers revenue of $236 million, a year over year decline of 8%. On a constant currency basis, Global Careers revenue decreased 4% year over year. Careers – North America revenue was $116 million, a decrease of 5% compared to Careers – North America revenue of $123 million in the second quarter 2011. Careers – International revenue was $101 million, a decrease of 11% compared to Careers – International of $113 million in the same period a year ago.

IAF revenue of $20 million compares to $34 million in the second quarter 2011. As previously disclosed, the Company decided to no longer engage in arbitrage lead generation activity as of July 1, 2011. Excluding $11 million of arbitrage lead generation activity in the second quarter 2011, IAF revenue declined $3 million on a year over year basis.

Consolidated GAAP operating expenses of $228 million compares to $256 million in the first quarter 2012. Net Income was $4.8 million, or $0.04 per share. This compares to a net income of $11 million or $0.09 per share in the prior year period.

GAAP net income for the quarter included $3 million of pre-tax charges associated with the restructuring program announced in January 2012 and costs related to the Company’s decision to explore strategic alternatives. On a per share basis net of tax, this GAAP item had a negative $0.02 impact on the Company’s EPS in the quarter. Pro-forma items are described in the “Notes Regarding the Use of Non-GAAP Financial Measures” and are reconciled to the GAAP measure in the accompanying tables.

Non-GAAP net income of $6.8 million, or $0.06 per share, compares to $11 million, or $0.09 per share in the second quarter 2011. Non-GAAP operating expenses of $225 million declined 7% year over year primarily due to the Company’s continued focus on cost management and benefits from the restructuring program announced in January 2012.

Cash and cash equivalents were $158 million as of June 30, 2012 compared to $250 million as of December 31, 2011. Net operating cash flow was $6.9 million in the quarter. Deferred revenue as of June 30, 2012 was $372 million, compared to $380 million as of December 31, 2011.

Share Repurchase

During the second quarter 2012, Monster repurchased 3.0 million shares of its common stock at an average cost of $8.48 per share, for a total of $26 million. At June 30, 2012, there was approximately $149 million remaining under the Company’s $250 million share repurchase program.

Six Months Results

(For comparison purposes, GAAP revenue in the six months ending June 30, 2011 excludes the $22 million impact of the arbitrage lead generation activity.)

Monster Worldwide reported total revenue of $483 million for the first six months ended June 30, 2012 compared to $509 million in the same period last year, a 5% decrease. Monster Careers revenue decreased 4% to $444 million compared with $464 million in the 2011 period. Internet Advertising & Fees reported revenue of $39 million compared to $45 million in the prior year period. The Company reported earnings of $8.5 million, or $0.07 per share, compared to $11 million, or $0.09 per share, in the prior period.

Company Provides Third Quarter 2012 Outlook

The Company offered the following business outlook based on current available information and expectations as of August 2, 2012.

Q3 2012 Outlook

In light of continued global economic weakness, particularly in Europe, and the impact of currency translation, third quarter bookings are expected to be down 10% to flat compared to the third quarter 2011 of $264 million. Third quarter revenue is expected to be down 12% to down 6% compared to the third quarter 2011 of $259 million. Third quarter earnings are expected to be in the range of $0.02 to $0.07 per share. This compares to third quarter 2011 non-GAAP EPS of $0.13.

Special Note: The statements in this release that are not strictly historical, including, without limitation, statements regarding the Company’s strategic direction, prospects and future results, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties and, therefore, actual results may differ materially from what is expressed or implied herein and no assurance can be given that the Company will achieve, among other things, its outlook with respect to bookings, revenue or earnings per share for the third quarter of 2012. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, economic and other conditions in the markets in which we operate, risks associated with acquisitions or dispositions, competition, and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on the forward-looking statements in this release as they reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements contained in this release or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

Second quarter 2012 results will be discussed on Monster Worldwide’s quarterly conference call on August 2, 2012 at 8:30 AM ET. A live webcast of the conference call can be accessed online through the Investor Relations section of the Company’s website at http://ir.monster.com. To join the conference call by telephone, please dial (888) 696-1396 or (706) 758-9636 and reference conference ID#93621252.

A presentation of financial slides will be referenced during the conference call and will be viewable through the live webcast. A PDF of the financial presentation can also be accessed directly at http://www.about-monster.com/sites/default/files/Q2 2012 earning slide final.pdf or through the Company’s Investor Relations website at http://ir.monster.com.

The Company has also made available certain supplemental financial information which can be accessed directly at http://www.about-monster.com/sites/default/files/MWWQ2FinancialSupplements_0.PDF or through the Company’s Investor Relations website at http://ir.monster.com.

For a replay of the conference call, please dial (855) 859-2056 or (404) 537-3406 and reference ID#93621252. This number is valid until midnight on August 23, 2012.

Contacts

Investors: Lori Chaitman, (212) 351-7090, Lori.Chaitman@monster.com

Media: Amy Rosenberg, (917) 439-9309, Amy.Rosenberg@bm.com

About Monster Worldwide

Monster Worldwide, Inc. (NYSE: MWW), parent company of Monster®, is the worldwide leader in successfully connecting people to job opportunities. From the web, to mobile, to social, Monster helps companies find people with customized solutions using the world’s most advanced technology to match the right person to the right job. With a local presence in approximately 55 countries, Monster connects employers with quality job seekers at all levels, provides personalized career advice to consumers globally and delivers vast, highly targeted audiences to advertisers. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More company information is available at http://about-monster.com.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.

Non-GAAP revenue, operating expenses, operating income (loss), operating margin, net income or loss and diluted earnings per share all exclude certain pro-forma adjustments including: severance, facility charges and asset impairments from our 2012 restructuring; costs incurred for the Company’s review of strategic alternatives; the recovery of a restitution award from a former executive related to the Company’s historical stock option practices; the fair value adjustment to deferred revenue in connection with the acquisition of HotJobs; severance charges related to the targeted global headcount reduction; acquisition and integration-related costs associated with the acquisition of HotJobs; facility charges primarily related to changes in sublet assumptions on previously exited facilities; and realized gains on marketable securities. The Company uses these non-GAAP measures for reviewing the ongoing results of the Company’s core business operations and in certain instances, for measuring performance under certain of the Company’s incentive compensation plans. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is defined as net income or loss before interest income or expense, income tax expense or benefit, net gain or loss in equity interests, depreciation and amortization, non-cash compensation expense and non-cash restructuring costs. The Company considers EBITDA to be an important indicator of its operational strength which the Company believes is useful to management and investors in evaluating its operating performance. EBITDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Operating income before depreciation and amortization (“OIBDA”) is defined as net income or loss from operations before depreciation, amortization of intangible assets, amortization of stock-based compensation and non-cash costs incurred in connection with the Company’s restructuring program. The Company considers OIBDA to be an important indicator of its operational strength. This measure eliminates the effects of depreciation, amortization of intangible assets, amortization of stock-based compensation and non-cash restructuring costs from period to period, which the Company believes is useful to management and investors in evaluating its operating performance. OIBDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Bookings represent the dollar value of contractual orders received in the relevant period.

Free cash flow is defined as cash flow from operating activities less capital expenditures. Free cash flow is considered a liquidity measure and provides useful information about the Company’s ability to generate cash after investments in property and equipment. Free cash flow reflected herein is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies. Free cash flow does not reflect the total change in the Company’s cash position for the period and should not be considered a substitute for such a measure.

Net cash and securities is defined as cash and cash equivalents plus short-term marketable securities, less total debt. Total available liquidity is defined as cash and cash equivalents, plus short-term marketable securities plus unused borrowings under our credit facilities. The Company considers net cash and securities and total available liquidity to be important measures of liquidity and indicators of its ability to meet its ongoing obligations. The Company also uses net cash and securities and total available liquidity, among other measures, in evaluating its choices for capital deployment. Net cash and securities and total available liquidity are presented herein as non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

MONSTER WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$237,000	$269,696	$483,077	$531,078

Salaries and related	105,905	132,213	227,187	267,874
Office and general	62,950	61,971	120,493	128,541
Marketing and promotion	57,693	58,524	116,092	116,222
Restructuring and other special charges	1,187	—	25,593	—
Recovery of restitution award from former executive	—	—	(5,350)	—

Total operating expenses	227,735	252,708	484,015	512,637

Operating income (loss)	9,265	16,988	(938)	18,441
Interest and other, net	(1,555)	(511)	(3,023)	(952)

Income (loss) before income taxes and loss in equity interests	7,710	16,477	(3,961)	17,489
Provision for (benefit from) income taxes	2,653	5,441	(12,960)	5,797
Loss in equity interests, net	(255)	(50)	(455)	(628)

Net income	$4,802	$10,986	$8,544	$11,064

Basic income per share	$0.04	$0.09	$0.07	$0.09

Diluted income per share	$0.04	$0.09	$0.07	$0.09

Weighted average shares outstanding:
Basic	112,937	122,200	114,568	121,815

Diluted	114,038	124,386	115,825	124,513

Operating income before depreciation, amortization, and non-cash restructuring:
Operating income (loss)	$9,265	$16,988	$(938)	$18,441
Depreciation and amortization of intangibles	17,518	19,053	34,963	37,454
Amortization of stock-based compensation	7,429	12,257	15,753	25,437
Restructuring non-cash expenses	34	—	6,417	—

Operating income before depreciation, amortization, and non-cash restructuring	$34,246	$48,298	$56,195	$81,332

MONSTER WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2012	2011
Cash flows provided by operating activities:
Net income	$8,544	$11,064

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,963	37,454
Provision for doubtful accounts	1,354	1,437
Non-cash compensation	15,753	25,437
Deferred income taxes	(7,000)	(10,547)
Non-cash restructuring write-offs	6,417	—
Loss in equity interests, net	455	628
Gains on auction rate securities	—	(1,732)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	5,339	29,046
Prepaid and other	(5,096)	(4,703)
Deferred revenue	(3,771)	(3,029)
Accounts payable, accrued liabilities and other	(28,842)	(7,566)

Total adjustments	19,572	66,425

Net cash provided by operating activities	28,116	77,489

Cash flows used for investing activities:
Capital expenditures	(33,251)	(32,788)
Cash funded to equity investee	(779)	(1,815)
Sales and maturities of marketable securities	—	1,732
Dividends received from unconsolidated investee	728	443

Net cash used for investing activities	(33,302)	(32,428)

Cash flows used for financing activities:
Proceeds from borrowings on credit facilities	193,355	2,126
Payments on borrowings on credit facilities	(271,516)	(4,500)
Proceeds from borrowings on term loan	100,000	—
Payments on borrowings on term loan	(41,250)	—
Repurchase of common stock	(58,912)	—
Tax withholdings related to net share settlements of restricted stock awards and units	(6,039)	(13,872)
Proceeds from the exercise of employee stock options	23	23

Net cash used for financing activities	(84,339)	(16,223)

Effects of exchange rates on cash	(3,332)	7,027
Net (decrease) increase in cash and cash equivalents	(92,857)	35,865
Cash and cash equivalents, beginning of period	250,317	163,169

Cash and cash equivalents, end of period	$157,460	$199,034

Free cash flow:
Net cash provided by operating activities	$28,116	$77,489
Less: Capital expenditures	(33,251)	(32,788)

Free cash flow	$(5,135)	$44,701

MONSTER WORLDWIDE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$157,460	$250,317
Accounts receivable, net	333,640	343,546
Property and equipment, net	161,432	156,282
Goodwill and intangibles, net	1,162,671	1,184,122
Other assets	130,315	123,731

Total Assets	$1,945,518	$2,057,998

Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$189,927	$213,817
Deferred revenue	372,239	380,310
Current portion of long-term debt and borrowings on credit facilities	13,768	188,836
Long-term income taxes payable	96,692	94,750
Long-term debt, less current portion	155,625	—
Other long-term liabilities	16,042	16,158

Total Liabilities	$844,293	$893,871

Stockholders’ Equity	1,101,225	1,164,127

Total Liabilities and Stockholders’ Equity	$1,945,518	$2,057,998

MONSTER WORLDWIDE, INC.

UNAUDITED NON-GAAP STATEMENTS OF OPERATIONS AND RECONCILIATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30, 2012				Three Months Ended June 30, 2011
	As Reported	Non GAAP Adjustments		Consolidated Non GAAP	As Reported	Non GAAP Adjustments		Consolidated Non GAAP
Revenue	$237,000	$—		$237,000	$269,696	$—		$269,696	k
Salaries and related	105,905	—		105,905	132,213	—		132,213
Office and general	62,950	(1,829)	g	61,121	61,971	—		61,971
Marketing and promotion	57,693	—		57,693	58,524	—		58,524
Restructuring and other special charges	1,187	(1,187)	e	—	—	—		—

Total operating expenses	227,735	(3,016)		224,719	252,708	—		252,708

Operating income	9,265	3,016		12,281	16,988	—		16,988
Operating margin	3.9%			5.2%	6.3%			6.3%
Interest and other, net	(1,555)	—		(1,555)	(511)	—		(511)

Income before income taxes and loss in equity interests	7,710	3,016		10,726	16,477	—		16,477
Provision for income taxes	2,653	1,037	j	3,690	5,441	—		5,441
Loss in equity interests, net	(255)	—		(255)	(50)	—		(50)

Net income	$4,802	$1,979		$6,781	$10,986	$—		$10,986

Diluted earnings per share*	$0.04	$0.02		$0.06	$0.09	$—		$0.09

Weighted average shares outstanding:
Diluted	114,038	114,038		114,038	124,386	124,386		124,386

	Six Months Ended June 30, 2012				Six Months Ended June 30, 2011
	As Reported	Non GAAP Adjustments		Consolidated Non GAAP	As Reported	Non GAAP Adjustments		Consolidated Non GAAP
Revenue	$483,077	$—		$483,077	$531,078	2,658	a	$533,736	k
Salaries and related	227,187	—		227,187	267,874	(1,178)	b,c	266,696
Office and general	120,493	(1,829)	g	118,664	128,541	(6,829)	c,d	121,712
Marketing and promotion	116,092	—		116,092	116,222	—		116,222
Restructuring and other special charges	25,593	(25,593)	e	—	—	—		—
Recovery of restitution award from former executive	(5,350)	5,350	f	—	—	—		—

Total operating expenses	484,015	(22,072)		461,943	512,637	(8,007)		504,630

Operating (loss) income	(938)	22,072		21,134	18,441	10,665		29,106
Operating margin	-0.2%			4.4%	3.5%			5.5%
Interest and other, net	(3,023)	—		(3,023)	(952)	(1,120)	h	(2,072)

(Loss) income before income taxes and loss in equity interests	(3,961)	22,072		18,111	17,489	9,545		27,034
(Benefit from) provision for income taxes	(12,960)	19,235	i,j	6,275	5,797	3,356	j	9,153
Loss in equity interests, net	(455)	—		(455)	(628)	—		(628)

Net income	$8,544	$2,837		$11,381	$11,064	$6,189		$17,253

Diluted earnings (loss) per share*	$0.07	$0.02		$0.10	$0.09	$0.05		$0.14

Weighted average shares outstanding:
Diluted	115,825	115,825		115,825	124,513	124,513		124,513

Note Regarding ProForma Adjustments:

The financial information included herein contains certain non-GAAP financial measures. This information is not intended to be used in place of the financial information prepared and presented in accordance with GAAP, nor is it intended to be considered in isolation. We believe that the above presentation of non-GAAP measures provide useful information to management and investors regarding certain core operating and business trends relating to our results of operations, exclusive of certain restructuring related and other special charges.

ProForma adjustments consist of the following:

a	Deferred revenue fair value adjustment required under existing purchase accounting rules relating to the acquisition of the HotJobs Assets in Q3 2010.
b	Severance charges primarily related to the reorganization of the product & technology groups on a global basis.
c	Acquisition and integration related costs associated with the acquisition of the HotJobs Assets.
d	Charges related to changes in sublet assumptions on previously exited facilities.
e	Charges pertaining to the Company’s 2012 restructuring. These charges include costs related to the reduction in the Company’s workforce, fixed asset write-offs, costs relating to the consolidation of certain office facilities, and professional fees.
f	Restitution award paid by a former executive to the United States government in connection with the Company’s historical stock option practices.
g	Costs directly associated with our previously announced review of strategic alternatives.
h	Net realized gains on available for sale securities.
i	Non-GAAP income tax adjustment includes the tax effects of an investment write-off and restructuring related items incurred during the year.
j	Income tax adjustment is calculated using the effective tax rate of the reported period multiplied by the ProForma adjustment to income (loss) before income taxes and loss in equity interests.
k	Excluding the effect of the arbitrage lead generation business, Non-GAAP revenue for the three and six months ended June 30, 2011 was $258,504 and $511,497, respectively.
*	Earnings per share may not add in certain periods due to rounding.

MONSTER WORLDWIDE, INC.

UNAUDITED NON-GAAP OPERATING SEGMENT INFORMATION

(in thousands)

Three Months Ended June 30, 2012	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total
Revenue - GAAP	$116,189	$101,268	$19,543		$237,000
Non GAAP Adjustments	—	—	—		—

Revenue—Non GAAP	$116,189	$101,268	$19,543		$237,000

Operating income (loss)—GAAP	$14,911	$1,222	$5,307	$(12,175)	$9,265
Non GAAP Adjustments	159	688	74	2,095	3,016

Operating income (loss)—Non GAAP	$15,070	$1,910	$5,381	$(10,080)	$12,281

OIBDA—GAAP	$24,842	$10,105	$7,401	$(8,102)	$34,246
Non GAAP Adjustments	154	666	68	2,094	2,982

OIBDA—Non GAAP	$24,996	$10,771	$7,469	$(6,008)	$37,228

Operating margin—GAAP	12.8%	1.2%	27.2%		3.9%
Operating margin—Non GAAP	13.0%	1.9%	27.5%		5.2%
OIBDA margin—GAAP	21.4%	10.0%	37.9%		14.4%
OIBDA margin—Non GAAP	21.5%	10.6%	38.2%		15.7%

Three Months Ended June 30, 2011	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total
Revenue	$122,565	$113,452	$33,679		$269,696
Non GAAP Adjustments	—	—	—		—

Revenue—Non GAAP	$122,565	$113,452	$33,679		$269,696

Operating income (loss)—GAAP	$16,002	$10,257	$1,862	$(11,133)	$16,988
Non GAAP Adjustments	—	—	—	—	—

Operating income (loss)—Non GAAP	$16,002	$10,257	$1,862	$(11,133)	$16,988

OIBDA—GAAP	$28,890	$21,332	$5,592	$(7,516)	$48,298
Non GAAP Adjustments	—	—	—	—	—

OIBDA—Non GAAP	$28,890	$21,332	$5,592	$(7,516)	$48,298

Operating margin—GAAP	13.1%	9.0%	5.5%		6.3%
Operating margin—Non GAAP	13.1%	9.0%	5.5%		6.3%
OIBDA margin—GAAP	23.6%	18.8%	16.6%		17.9%
OIBDA margin—Non GAAP	23.6%	18.8%	16.6%		17.9%

Six Months Ended June 30, 2012	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total
Revenue—GAAP	$235,963	$208,190	$38,924		$483,077
Non GAAP Adjustments	—	—	—		—

Revenue—Non GAAP	$235,963	$208,190	$38,924		$483,077

Operating income (loss)—GAAP	$18,110	$(6,814)	$8,575	$(20,809)	$(938)
Non GAAP Adjustments	14,329	9,022	1,157	(2,436)	22,072

Operating income (loss)—Non GAAP	$32,439	$2,208	$9,732	$(23,245)	$21,134

OIBDA—GAAP	$44,184	$11,702	$13,542	$(13,233)	$56,195
Non GAAP Adjustments	9,081	8,488	535	(2,449)	15,655

OIBDA—Non GAAP	$53,265	$20,190	$14,077	$(15,682)	$71,850

Operating margin—GAAP	7.7%	-3.3%	22.0%		-0.2%
Operating margin—Non GAAP	13.7%	1.1%	25.0%		4.4%
OIBDA margin—GAAP	18.7%	5.6%	34.8%		11.6%
OIBDA margin—Non GAAP	22.6%	9.7%	36.2%		14.9%

Six Months Ended June 30, 2011	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total
Revenue	$243,597	$220,712	$66,769		$531,078
Non GAAP Adjustments	2,658	—	—		2,658

Revenue—Non GAAP	$246,255	$220,712	$66,769		$533,736

Operating income (loss)—GAAP	$32,991	$15,679	$3,365	$(33,594)	$18,441
Non GAAP Adjustments	2,885	282	21	7,477	10,665

Operating income (loss) —Non GAAP	$35,876	$15,961	$3,386	$(26,117)	$29,106

OIBDA—GAAP	$58,870	$38,275	$10,904	$(26,717)	$81,332
Non GAAP Adjustments	2,885	282	21	7,477	10,665

OIBDA—Non GAAP	$61,755	$38,557	$10,925	$(19,240)	$91,997

Operating margin—GAAP	13.5%	7.1%	5.0%		3.5%
Operating margin—Non GAAP	14.6%	7.2%	5.1%		5.5%
OIBDA margin—GAAP	24.2%	17.3%	16.3%		15.3%
OIBDA margin—Non GAAP	25.1%	17.5%	16.4%		17.2%